Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of Covanta Holding Corporation of our report dated March 15, 2005 relating to the financial statements of Covanta Ref-Fuel Holdings LLC (formerly Ref-Fuel Holdings LLC and Subsidiaries), which appears in such Registration Statement, as of December 31, 2004 and 2003, for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
January 25, 2006